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                                                                    EXHIBIT 99.1

                      [AMERICAN STATES WATER COMPANY LOGO]

                     AMERICAN STATES WATER COMPANY ANNOUNCES
                           CHARGE TO EARNINGS FOR 2003

San Dimas, California, January 20, 2004 .... American States Water Company
(NYSE:AWR) today announced that it has booked a $3.5 million pre-tax charge to earnings in the fourth quarter of 2003 to reflect a proposed decision issued by the California Public Utilities Commission ("CPUC"). The charge relates to funds received from certain potentially responsible parties in actions brought by the company's subsidiary, Southern California Water Company, in connection with the contamination of its groundwater sources in the Charnock basin in Southern California.

In making the announcement, Floyd E. Wicks, President and CEO stated, "As required by the CPUC's proposed decision issued on December 19, 2003, our Southern California Water Company unit will be required to refund to customers approximately $3.5 million in net proceeds received from potentially responsible parties since 1998 for the contamination of the Company's groundwater supply. The inclusion of this charge in 2003 results is expected to reduce reported earnings this year by approximately 15% below the consensus estimates currently available."

Wicks further stated, "Looking forward, while the results of 2003 reflect cool weather, lack of timely rate relief and the charge required by the CPUC's proposed decision, we do not anticipate that the dividend policy of the Company will be negatively impacted. In addition, we do not expect that this charge will have any impacts on 2004 operating results."

The Southern California Water Company unit of American States Water Company had previously negotiated a settlement agreement with the City of Santa Monica, California over water rights owned by both parties, in the Charnock basin. The Company had filed an application with the CPUC to provide for regulatory treatment of the sale of the water rights to the City of Santa Monica, pursuant to the terms of the settlement agreement. Sale of these assets to the City of Santa Monica is expected to result in a one-time gain that will be booked into income upon consummation of the settlement at a later date, not currently expected prior to 2005, according to the Proposed CPUC Decision.
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Certain matters discussed in this news release with regard to the Company's expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially, include those described in the Company's Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

American States Water Company is a holding company that, through its subsidiaries, provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California and to approximately 12,000 customers in the city of Fountain Hills, Arizona and portions of Scottsdale, Arizona. The Company distributes electricity to approximately 22,000 customers in the Big Bear recreational area of California, and contracts with various municipalities and private entities in both California and Arizona to provide services to an additional 97,000 customers.

CONTACT:    McClellan Harris III
            Sr. Vice President and Chief Financial Officer
            Telephone: (909) 394-3600, ext. 705